Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772

Telephone (508) 281 5510
For release: Immediately
For further information contact: Paul Farquhar


TECH/OPS SEVCON REPORTS THIRD QUARTER LOSS AFTER RESTRUCTURING CHARGE

Southborough, Mass. July 29, 2008. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported a net loss of $289,000 or $0.09 per share, for the third fiscal quarter ended June 28, 2008 after providing for the costs of a significant restructuring of its UK manufacturing operations, completed in June 2008.

Third quarter 2008 compared to third quarter 2007

* Operating loss was $391,000, after costs of $700,000 relating to restructuring which is anticipated to immediately remove $2 million of operating costs on an annualized basis, following the closure of the residual manufacturing operation in the UK. This followed a strategic review of the business which identified an opportunity to significantly reduce ongoing manufacturing costs through further reliance on subcontractors to manufacture the Company's products. The restructuring cost comprised one-time termination costs for 41 employees and associated professional fees.

* Sales decreased by 3% to $10.0 million; volume declined $779,000 or 7.5%. The Company recorded sales increases in North America and in the Far East, but decreases in the European aerial lift sector. This was offset by a positive foreign currency impact of $453,000 or 4.0%.

* Gross profit was 32.1% compared to 36.7% last year, due to the impact of several non-recurring items including start up costs at a subcontractor, component obsolescence in the UK and warranty costs at one customer.

* Net loss was $289,000 compared to net income of $483,000 last year. Foreign currency changes increased net income by $110,000; restructuring costs and material issues reduced net income by $455,000 and $254,000 respectively.

* Net loss per share was $0.09 compared to net income per share of $0.15 last year. Nine months year-to-date 2008 compared to 2007

* Sales of $30.8 million were 6.5% ahead of last year; volume increased $355,000, and there was a positive foreign currency impact of $1,522,000.

* Operating income was $829,000, a decrease of $1,055,000 from the same period last year. Foreign currency improved operating income by $472,000 in the nine month period.

* Net income was $485,000 compared to last year when net income was $1,139,000. Foreign currency improved net income by $386,000 in the first nine months. The restructuring charge and third quarter material issues reduced net income by $497,000 and $277,000 respectively.

* Net income per share was $0.15, down $0.21 from the $0.36 recorded last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Third Quarter 2008 Financial Highlights (unaudited)
     (in thousands except per share data)
                              Three months ended     Nine months ended
                             -------------------    ------------------
                              June 28   June 30     June 28    June 30
                               2008       2007       2008        2007
                              -------   -------     -------    -------
Net sales                     $10,015   $10,341     $30,818    $28,941
                              -------   -------     -------    -------
Operating (Loss)/Income          (391)      782         829      1,884
(Loss)/Income before income taxes(444)      735         747      1,744
Net (Loss)/Income             $  (289)  $   483     $   485    $ 1,139
                              -------   -------     -------    -------
Basic income per share        $  .(09)  $   .15     $   .15    $   .36
                              -------   -------     -------    -------
Diluted (Loss)/Income per share $.(09)  $   .15     $   .15    $   .36
                              -------   -------     -------    -------
Cash dividend per share       $   .03   $   .03     $   .09    $   .09
                              -------   -------     -------    -------
Average shares outstanding      3,217    3,172        3,206      3,162
                              -------   -------     -------    -------



Summarized Balance Sheet Data          (in thousands of dollars)

                                         June 28,   September 30,
                                            2008            2007
                                        (unaudited)  (derived from
                                                         Audited
                                                       statements)
                                          ---------   ------------
Cash,and cash equivalents                   $ 1,250     $ 1,014
Receivables                                   8,142       8,714
Inventories                                   5,420       5,422
Prepaid expenses and other current assets       978         916
                                          ---------   ------------
Total current assets                          15,790      16,066
Long-term assets                               5,907       5,860
                                          ---------   ------------
Total assets                                $ 21,697    $ 21,926
                                          ---------   ------------

Other current liabilities                      6,575       7,187
Liability for pension benefits                 2,179       2,244
Other long-term liabilities                       60          61
Stockholders' equity                          12,883      12,434
                                          ---------   ------------
Total liabilities and stockholders' equity  $ 21,697    $ 21,926
                                          ---------   ------------